Exhibit 99.1

Contacts:	Arizona: Larry Seay CFO & Vice President-Finance (480) 609-3330	Texas: Jane Hays Vice President-Corp. Develop. (972) 612-8085	New York: Chris Tofalli Broadgate Consultants (212) 232-2222

MERITAGE CORPORATION REPORTS RECORD
FOURTH QUARTER AND FULL YEAR 2003 RESULTS

•	16TH CONSECUTIVE YEAR OF RECORD REVENUE AND NET EARNINGS

•	DILUTED EPS UP 31% IN FOURTH QUARTER TO $2.26, UP 29% FOR THE YEAR TO $6.84

•	HOME CLOSINGS AHEAD 23% TO 5,642 IN 2003, REVENUE UP 31% TO $1.5 BILLION

•	HOMES ORDERED UP 37% TO 6,152 IN 2003, DOLLAR VALUE OF HOMES ORDERED UP 41% TO $1.6 BILLION

•	2003 YEAR-END BACKLOG STANDS AT $711 MILLION, 32% HIGHER THAN LAST YEAR

•	INITIAL GUIDANCE PROVIDED FOR 2004 DILUTED EPS OF $7.50 TO $7.80

•	MERITAGE ADDED TO THE S&P SMALLCAP 600 INDEX

     Dallas and Scottsdale, Arizona (January 28, 2004) – Meritage Corporation (NYSE: MTH) today announced fourth quarter and full-year records for home closing revenue, net earnings and diluted earnings per share. Meritage achieved its 16th consecutive year of record revenue and net earnings, and over the last five years has produced compound annual growth in both revenue and diluted EPS of 45%, and has achieved returns on average equity in each of the last five years exceeding 23%. “We are a proven growth company in the consolidating homebuilding industry and we anticipate another record year for Meritage in 2004,” said John Landon, Co-CEO and Co-Chairman.

SUMMARY OPERATING RESULTS
(UNAUDITED, EXCEPT FOR YEAR END 2002 INFORMATION)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three months ended December 31,			Year ended December 31,

	2003	2002	% Change	2003	2002	% Change

Home closing revenue	$472,086	$367,753	28%	$1,461,981	$1,112,439	31%

Net earnings	$31,566	$23,996	32%	$94,406	$69,937	35%

Diluted EPS	$2.26	$1.72	31%	$6.84	$5.31	29%

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     The Company increased net earnings and diluted earnings per share 32% and 31%, for the fourth quarter of 2003, respectively, over the prior year’s fourth quarter to $31.6 million and $2.26. Home closing revenue for the quarter was up 28% to $472 million, with the number of homes closed up 20% to 1,784. For the full-year 2003, net earnings were up 35% to $94.4 million from $69.9 million in 2002. Diluted earnings per share increased 29%, from $5.31 in 2002 to $6.84 in 2003. Home closing revenue reached $1.5 billion in 2003, up 31% from $1.1 billion in 2002, with the number of homes closed for 2003 up 23% to 5,642.

     “During 2003, our net margin improved 17 basis points to 6.4% as compared to 2002. This increase was caused primarily by an improvement in gross margin of 70 basis points, to 19.9% in 2003, due mainly to the absence of year-earlier purchase accounting adjustments and to solid pricing in most markets. This was partially offset by an increase of 45 basis points in our SG&A ratio caused mainly by marketing expenses related to the opening of new communities, which generally are incurred in advance of closing homes,” said Steve Hilton, Co-CEO and Co-Chairman. “Our fourth quarter improvement in gross margin of 101 basis points reflects the same factors, while a 49 basis point increase in our SG&A ratio is primarily the result of somewhat higher external brokerage commissions and an overall increase in administrative costs ahead of revenue.”

     Meritage reported a 29% increase in the dollar value of new orders in the fourth quarter to $343 million. This increase reflects a much higher average selling price, due in part to a shift in order mix toward our higher priced homes, particularly in California and Nevada, combined with a 7% increase in the number of new home orders. The Company attributes the comparably lower increase in the number of new orders to reduced lot inventory availability in Houston and Las Vegas, and some market softness in Dallas. For the full year, the dollar value of new orders rose 41% to $1.6 billion, with the number of new home orders up 37% to 6,152. Meritage ended 2003 with an all-time year-end record backlog, up 32% over the prior year-end to $711 million and up 25% in the number of homes in backlog at year-end to 2,580. Meritage increased the number of lots controlled by 17% during 2003 to 29,627 at year-end with approximately 85% of these lots controlled through option contracts.

     The Company’s balance sheet shows a net debt to capital ratio of 45% at year-end 2003, compared to 44% at the end of 2002. For the full-year, EBITDA* increased 31% from $139.6 million in 2002 to $182.3 million in 2003, resulting in an interest coverage ratio (EBITDA of $182.3 million divided by interest incurred of $26.6 million) of 6.9 times and a debt to EBITDA ratio (debt of $351.5 million divided by EBITDA of $182.3 million) of 1.9 times, both in line with 2002. Meritage repurchased 164,000 shares of its common stock during the first quarter of 2003 at an average price of $31.53 per share, while the Company’s book value per share increased 29% to $31.26 at year-end 2003. “With the share price appreciation we experienced during 2003, we believe the stock repurchase was an excellent investment

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4th Quarter Earnings / 3

for our stockholders,” added Hilton. (*A complete definition and discussion of Meritage’s use of non-GAAP measures (EBITDA) is included with the summary financial information at the end of the release).

     “In a move that should support our continued organic growth as well as our ability to execute selective acquisitions, in December 2003 we increased the size of our unsecured credit facility from $250 million to $400 million and extended its maturity by eighteen months to May 2006. At year-end, we had an unused commitment of $312 million under the facility, of which $160 million was available to borrow. In addition, during 2003 we enhanced our liquidity and extended the maturity of our debt by completing two add-on offerings of our 9.75% senior notes due 2011. We completed a $50 million in aggregate principal amount add-on in March 2003 which was sold at 103.25% of face implying a yield to worst of 9.05%, and a second add-on of $75 million in aggregate principal amount was completed in September 2003 which was sold at 109% of face implying a yield to worst of 7.64%. This additional capitalization positions us to reach our future growth goals,” said Landon.

     “Earlier this month, we completed our acquisition of Citation Homes of Southern California. Citation, which operates primarily in the Inland Empire region of the Los Angeles area, is anticipated to close about 175 homes, generating approximately $50 million in revenue in 2004. This purchase provides Meritage an entry into the second largest single-family housing market in the U.S. We initially invested approximately $24 million in Citation to gain a solid foothold in this attractive market, which we expect to be accretive to our earnings in 2004,” said Hilton.

     “We are very proud of our 2003 results, having achieved records in revenue and earnings, while expanding our margins and maintaining a strong balance sheet for future growth. Recognizing this excellent performance, Standard & Poor’s added Meritage in their S&P SmallCap 600 index during January 2004.” said Mr. Landon. “Our success this past year once again confirms our strategy of growing both in our existing markets and through selective acquisitions. Based on our previously announced 2004 revenue estimate of $1.7 to $1.8 billion, we anticipate that 2004 earnings per diluted share should approximate $7.50 to $7.85. Our estimates are based on a continuing steady economy and moderate interest rates, and our anticipation that the individual housing markets in which we operate remain at their current levels of demand for homes. With our record December 31 backlog, the Citation Homes acquisition, and the strength of our balance sheet and management, we believe we are positioned well for our 17th consecutive record year in 2004,” concluded Landon.

     Meritage will hold a conference call on Thursday, January 29, 2004, at 11:00 a.m. EST to discuss its 2003 fourth quarter and full-year earnings. To participate in the call, please dial in at least five minutes before the start time. The domestic dial-in number for the call is 1-800-946-0783, and the international dial-in number is 1-719-457-2658. The conference call and presentation can be accessed through the

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Company’s website at www.meritagehomes.com. The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com. A replay of the call will be available from 2:00 EST January 29, 2004, through midnight February 5, 2004. The domestic replay telephone number is 1-888-203-1112, and the international replay telephone number is 1-719-457-0820.

About Meritage Corporation

     Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury and has built approximately 28,000 homes in its 18 year history. Standard & Poor’s recently announced that Meritage was added to the S&P SmallCap 600 Index beginning in January 2004. The Company was ranked 11th in Fortune magazine’s September 2003 “Fastest Growing Companies in America” list, its third appearance on this list, and was named as the 14th largest builder in the U.S. for 2002 by Builder magazine in their May 2003 issue. The Company has been included in THE BLOOMBERG 100 “HOT STOCKS”, compiled by Bloomberg Personal Finance Magazine and has been ranked 4th by Forbes magazine in its “200 Best Small Companies in America”. Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names; in the Dallas/Ft. Worth, Austin, Houston and San Antonio, Texas markets as Legacy Homes, Hammonds Homes and Monterey Homes; in the East San Francisco Bay and Sacramento, California markets as Meritage Homes; in the Inland Empire, California market as Citation Homes of Southern California; and in the Las Vegas, Nevada market as Perma-Bilt Homes. The Meritage web site is located at: www.meritagehomes.com. NYSE, Symbol: MTH.

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MERITAGE CORPORATION AND SUBSIDIARIES
OPERATING RESULTS

(UNAUDITED, EXCEPT FOR YEAR END 2002 INFORMATION)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Operating Results:
Home closing revenue	$472,086	$367,753	$1,461,981	$1,112,439
Land closing revenue	920	1,763	9,020	7,378

	473,006	369,516	1,471,001	1,119,817
Home closing gross profit	92,825	68,266	291,282	214,096
Land closing gross profit (loss)	(6)	496	1,235	800

	92,819	68,762	292,517	214,896
Commissions and other sales costs	(28,370)	(21,051)	(92,904)	(65,291)
General and administrative expenses	(15,238)	(11,189)	(53,929)	(41,496)
Other income	1,865	1,427	5,776	5,435

Pre-tax earnings	51,076	37,949	151,460	113,544
Income taxes	(19,510)	(13,953)	(57,054)	(43,607)

Net earnings	$31,566	$23,996	$94,406	$69,937

Earnings per share:
Basic shares:
Earnings per share	$2.41	$1.80	$7.24	$5.64
Weighted average shares outstanding	13,121,644	13,308,984	13,045,026	12,405,096
Diluted shares:
Earnings per share	$2.26	$1.72	$6.84	$5.31
Weighted average shares outstanding	13,972,974	13,986,131	13,809,999	13,171,040

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)

	(In Thousands)

	2003	2002	2003	2002

EBITDA Reconciliation:(1)
Net earnings	$31,566	$23,996	$94,406	$69,937
Income taxes	19,510	13,953	57,054	43,607
Interest	7,775	5,342	22,287	19,259
Depreciation	2,454	1,917	7,370	6,255
Amortization	350	132	1,166	525

EBITDA	$61,655	$45,340	$182,283	$139,583

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(1)	EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, we have provided a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

The most directly comparable GAAP financial measure is net earnings. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to compare and analyze homebuilding companies on the basis of operating performance, and we believe is a financial indicator of a company’s ability to service debt. Meritage’s management believes that EBITDA reflects changes in the Company’s operating results, especially changes in the Company’s net earnings, and believes it to be an effective measure of operating performance. EBITDA as presented may not be comparable to similarly titled measures reported by other companies, including homebuilding companies, because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

MERITAGE CORPORATION AND SUBSIDIARIES
BALANCE SHEET DATA
(IN THOUSANDS)

	December 31, 2003
	(Unaudited)	December 31, 2002

Total assets	$955,457	$691,788
Real estate	678,011	484,970
Specific performance options *	18,571	—
Cash and cash equivalents	4,799	6,600
Total liabilities	543,562	374,480
Loans payable and senior notes	351,491	264,927
Stockholders’ equity	411,895	317,308

*	This amount represents the estimated fair value of consolidated specific performance land and lot options. We used exhaustive efforts to obtain the information necessary to implement FIN 46R as it relates to our non-specific performance options created on or before December 31, 2003 and were unable to do so. Accordingly, we have not implemented FIN 46R for those options as allowed by the pronouncement. We are still analyzing and discussing the implementation of FIN 46R with our auditors, KPMG LLP, as it applies to options created after December 31, 2003. Our analysis and discussion with KPMG LLP is ongoing, and at this time we have not determined if consolidation of options created after that date will need to be consolidated in future periods.

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MERITAGE CORPORATION AND SUBSIDIARIES
OPERATING DATA
(UNAUDITED)
($ IN THOUSANDS)

	For The				As Of And For The
	Three Months Ended December 31				Year Ended December 31

	2003		2002		2003		2002

	Homes	$	Homes	$	Homes	$	Homes	$

Homes Ordered:
Texas	458	100,931	559	115,107	2,862	599,850	2,134	417,158
Arizona	348	106,087	225	67,084	1,881	509,913	1,425	383,445
California	239	109,687	136	52,378	807	375,105	794	329,252
Nevada *	102	26,543	151	32,044	602	150,120	151	32,044

Total	1,147	343,248	1,071	266,613	6,152	1,634,988	4,504	1,161,899

Homes Closed:
Texas	840	172,079	659	128,694	2,828	577,330	2,090	387,264
Arizona	649	181,626	543	148,602	1,515	415,709	1,735	445,275
California	195	92,963	126	56,197	735	334,677	594	245,640
Nevada *	100	25,418	155	34,260	564	134,265	155	34,260

Total	1,784	472,086	1,483	367,753	5,642	1,461,981	4,574	1,112,439

Order Backlog:
Texas					1,119	241,419	1,085	218,899
Arizona					832	238,359	466	144,155
California					405	177,355	333	136,927
Nevada *					224	53,638	186	37,783

Total					2,580	710,771	2,070	537,764

*	Amounts are for Perma-Bilt Homes, acquired in October 2002.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our anticipation of record results in 2004; our rate of growth and our anticipated revenue and diluted earnings per share in 2004; the sufficiency or our capital resources; our expected home closings and revenue that will result from Citation Homes of Southern California and that this acquisition will be accretive to our earnings in 2004; and our strategy with respect to expansion into new markets. The impact of such statements is based upon the current beliefs and expectations of our management and is subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is also subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock prices; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; delays in the opening of planned communities could occur which could affect the level and timing of anticipated sales and closings in 2004 and beyond; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; new accounting policies or principles or governmental or stock

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exchange regulations that could affect our corporate accounting methods or governance, including the risk that amendments to, or interpretations of FIN 46 could lead to unexpected consolidation of our existing and future land purchase arrangements on our balance sheet and under our senior note indenture and credit facility; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2002 under the captions “Market for the Registrant’s Common Stock and Related Stockholder Matters – Factors That May Affect Future Stock Performance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended September 30, 2003. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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